Exhibit 99.2

Renaissance Learning

Moderator:  John Hickey

October 15, 2003

5:00 p.m.  EST

OPERATOR:  Good afternoon, ladies and gentlemen and thank you for standing by.  Welcome to Renaissance's Learning's Third Quarter Earnings Release Conference Call.  At this time everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.  At this time I would like to introduce you to the President and Chief Executive Officer, Mr. John Hickey.  Go ahead, sir.

JOHN HICKEY, PRESIDENT AND CEO, RENAISSANCE LEARNING, INCORPORATED:  Good afternoon.  I'm John Hickey, President and CEO of Renaissance Learning, Inc.  I would like to welcome everyone to our third quarter Conference Call.  Before starting, I need to point out that this call may include information constituting forward looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements regarding sales expectations and the introductions of new products and services.  Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the companies' security and exchange commission filings including forms 10-K and 10-Q.  With me today is Steve Schmidt, our Executive Vice President and Chief Financial Officer. Steve and I will provide brief comments and then we will take your questions.

The third quarter revenues of $31.3 million were down 3.4 percent from the third quarter, 2002.  Third quarter net income increased 7.3 percent to $8.3 million.  On a per-share rate share basis we earned 27 cents per-share this year, four cents per-share or 17 percent over last year.  Net income includes a one-time tax benefit of $1.1 million or about four cents per-share related to tax credits for prior period research activities in excess of previously estimated amounts.  Excluding this tax credit, net income was down seven percent from the prior year's third quarter.  As these numbers suggest, the K 12 spending school funding environment continues to remain difficult.  Despite state government efforts to protect K-12 educational funding, many states either cut school funding or held it relatively flat.  Two states that are key to us, California and Texas, were particularly challenged in our order activity with customers in these states clearly reflected the environments there.

We all know the enormous challenge being faced by newly elected Governor Schwarzenegger in California were despite his best intentions he is not likely to “terminate” the budgetary problems overnight.  And Texas also has fiscal problems as evidenced by recent decision by the Texas education agency to eliminate close to 200 jobs and liquidate their educational technology division.  We also attribute the lower overall revenue for this quarter to the timing of a few district opportunities.  However, we remain confident by the progress we made by the field staff, the majority of whom have only been with us a little over five months.  In fact, we continue to ramp-up our field sales force.  Although this initiative had a minimum impact on revenue this past quarter, there are now many positive signs that this is the right thing to do.  Specifically, we are seeing increased numbers of quotes, meetings, contract proposals, RFP's, et cetera.

And since our last conference call in July, we have hired three additional sales reps, which bring the total sales team to 36.  It is also becoming more clear that in the current environment, that there is a shift in school buying and spending patterns moving to a more centralized decision making processes at the district level.  We're one of the best in the business in selling at the school level primarily to teachers and principals and  we intend to be one of the best at the district level as well.

 Last quarter we discussed initiatives of client server web-based versions of our products in order to provide school districts many technical and reporting efficiencies.  Our brand name for this new line of products is Renaissance Place.  StandardsMaster and the company's STAR products will be available in the Renaissance place platform this quarter and Accelerated Reader, Accelerated Math and the company's other products will be offered in Renaissance Place versions next year.  Renaissance Place enables schools and districts to centralize all the information from Renaissance products into a single assessable database allowing for consolidated school and district-wide reporting, improved ease of use and enhanced service and support.

Renaissance Place will allow schools and districts to more easily implement Renaissance programs and significantly improve information accessibility for teachers, librarians, principals, parents, and district personnel, while providing many cost benefits in a time of tightening budgets.  Over time we expect most of our existing customers to upgrade their current versions of our products to Renaissance Place.  Renaissance Place has been a vision of ours for several years.  We see a huge need for consolidated reporting of student achievement and the progress of the classroom school and district level.

Educators have long dreamed  of having concise student assessment data at their  fingertips and Renaissance place will provide this capability.  Also during the quarter we began shipping two new products, Accelerated Grammar and Spelling and Read Now.  Early order rates for Accelerated Grammar and Spelling have been good.  We're also getting solid customer interest in Read Now but it has had a minimum impact on the quarter.although we  continue to be very excited about the long-term prospects of Read Now as schools increasingly look for reading intervention programs.

In summary, we continue to face a very difficult school spending environment for the remainder of the year and most likely into at least the first half of 2004.  Federal funding availability appears to be improving; however, it is currently a small part of our business, but could become more important as we move toward further penetration of district sales.  Despite these tough marketing conditions,  we still believe we can achieve a slight increase in revenue and earnings for the full year, 2003.  We continue to base our cautious confidence on the numerous initiatives that are underway including the field sales force ramp-up, new product introductions and additional marketing programs.

For 2004, we expect to improve on revenue and earnings growth rates achieved in 2003 where  we’re still expecting marketing conditions particularly in the first half of 2004 to hold growth to low to single digit percentages.  In the longer term we continue to be very optimistic regarding the growth that Renaissance Learning can achieve.  We believe in the strength of the Renaissance product strategy and people, which we expect to translate that into accelerated revenue growth in the longer term.  Now here is Steve to provide more detail on the financial results.

STEVE SCHMIDT, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING, INCORPORATED:  Thank you, John.  As was mentioned earlier, third quarter revenues of $31.3 million were down 1.1 million or 3.4 percent compared to last year primarily due to market weakness and the timing of district business opportunities not working in our favor.  Service revenues were weak in the quarter declining nearly nine percent compared to last year,a fall off in performance compared to the first half of the year when service sales were growing at double-digit rates.  As we mentioned last quarter, our service revenues are becoming more dependent on district-wide implementations.  Single event sales were also weak in the quarter.  I do expect improved performance in year-over-year comparisons from the service segment in the fourth quarter aided by success in the district sales.  However, growth in service revenues may still languish a quarter or two more before our field sales team gains the momentum that we ultimately expect.

Product revenues were off 2.1 percent, not dissimilar to last quarter's slight decline.  Our newest products continue to contribute positively.  Accelerated Grammar and Spelling has successful introduction in the quarter and the six new products introduced last year had another descent quarter, although not quite as strong as the second quarter, which is our strongest new product adoption period.  Read Nowas John said did not contribute significantly to the quarter but we expect it to going forward.

Year-to date sales are $99.2 million off 1.2 million or 1.2 percent from the first nine months of 2002.  To achieve growth for the year we'll have to make up this ground in the fourth quarter, not a slam dunk in this difficult environment, but the district opportunities we are relatively confident of delivering in Q4 could go a long way in helping us meet this objective of growth for the year.

The overall third quarter gross profit margin of 83.7 percent compares favorably to the 83 percent gross margin reported last year.  Product margins were essentially unchanged from last quarter, but were 1.8 percentage points better than last year.  The sales mix includes fewer scanners this year compared to last.  In addition, in last year's third period our publisher electronic assessment business experienced particularly weak margins and amortization of capitalized software development costs were higher.  Service margins declined by 5.5 percent from last year due to efficiency losses from lower service deliveries and higher costs of providing improved phone support for our customers during the busy back-to-school period.

Operating expenses for the third quarter were 15.3 million, essentially unchanged from last year's third quarter.  Operating expenses as a percentage of sales increased by 1.7 percent due to the year-over-year decline in sales leading to an operating margin of 34.9 percent, a full percentage point less than last year's third period level.  Product development costs totaled $4.3 million this quarter, flat with last year and last quarter.  We continue to expect no significant change in product development costs in the near-term.

 Selling and marketing expenses of 7.9 million were up about two percent from the prior year.  The higher costs are due to higher selling expenses related to our field sales force expansion.  Sales and marketing expenses are likely to continue to exceed the amount incurred in the comparable prior year period due to the field sales force expansion and of course the magnitude is dependent on the success the field reps have and the resulting commission expense they will earn.

General and administrative expenses were 3.2 million, down about $100,000 from last year.  G&A represented 10.1 percent of sales both this year and last.

  Operating cash flow was not as strong as previous quarters coming in at 8.6 million this quarter, down 25 percent compared to last year.  Accounts receivable collections were somewhat lower as they always are in the third quarter, but sales outstanding of 33 days was still much improved from last year's 41 day benchmark.As a reminder, DSO always appears to be higher in the third quarter than they truly are due to a higher percentage of the quarter's sales taking place in the latter part of the quarter.  Deferred revenue increased by $1.1 million in the quarter due to higher sales of subscription products and services and support plans.

Cash and investments total $102.8 million as of September 30th, up about 8.2 million from June 30th.  We did not buyback any stock in the third quarter.  Total stock purchases to date, therefore, remain the same as we reported last quarter with just over 4 million shares having been purchased.  We remain committed to the stock  purchase program as an attractive use of our cash and we'll strongly consider buying again, depending on the stock valuation.

Our effective tax rate of 27.8 percent was not meaningful this quarter because we recognized tax refund claims of about $1.1 million related to income tax credits for research activities in excess of amounts estimated in prior periods.  We hired a professional consulting firm, which specializes in this very complex subject and they identified additional costs that qualify for the credits.  This is not only a nice benefit currently, but is also expected to reduce our affective tax rate going forward to slightly less than 38 percent.  Net income for the quarter was $8.3 million, up seven percent from last year's third quarter income.  Excluding the tax adjustment, however, net income would have declined from last year by seven percent.

Earnings per share were 27 cents compared to 23 cents per-share earned last year with the tax adjustment accounting for most of the EPS gain.  On a year-to-date basis earnings per share for 2003 stand at 80 cents, up 10 cents per-share or 14 percent from the first nine months of 2002.

As John discussed, we expect the tight funding environment from K to 12 schools to be with us for the balance of the school year.  Our school customers clearly have less buying power for our products and services than the prior year, especially in particular states.Despite this challenging environment, we continue to strive to achieve slight growth in sales and earnings for the year 2003.  Key to meeting this goal is new product introductions and our expanded field force contributing more significantly, which we believe will start to happen in the fourth quarter.  It is hard to predict next year, but our confidence in our initiatives and strategies leads us to expect growth in the low to mid-single digit percentage range as John had mentioned.  It is likely the second half of 2004 should experience stronger growth than the first half due to our initiatives gaining momentum and possibly a better market environment.

At this point John and I would be happy to answer any questions that you may have.

OPERATOR:  Thank you.  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press the number "one" followed by "four" on your telephone keypad to ask a question.  If your question has been answered, you may remove yourself from the queue by pressing the pound key.  Once again that is one, followed by four for any questions at this time.  One moment while I poll for questions.

Our first question is coming from Mark Marostica  of Piper Jaffray.  Please go ahead with your question.

MARK MAROSTICA , PIPER JAFFRAY:  Thank you, hey, guys, first question relates to John's comment concerning the timing of district business.  I'm just wondering if you could help us understand, first of all, if the deals that were essentially pushed off from Q3 to Q4 are, in fact, not lost but actually being just pushed up one quarter?

JOHN HICKEY:  Hi, Mark .  Well, as we said in our comments that we do believe it is just timing.  They are not lost.  They actually are proceeding on schedule.  There is no real concern that we have other than, you know, it didn't happen in the quarter.

MARK MOSTICA :  OK.

JOHN HICKEY:  We're real confident that it is going to happen.

MARK MOSTICA :  Great.  And are these deals -- first of all, are we talking one deal, 10 deals?  Just a couple of deals are we talking about?

JOHN HICKEY:  Well, there is a number of them, not to give you any breakdown on the numbers specifically, but it's not just one or two.

MARK MOSTICA):  Would it be fair to say, and I think just leading into or leading from Steve's comments, the weakness in the service sales, would it be fair to say that the bulk of the revenue pertaining to these deals would be service revenue?

JOHN HICKEY:  No, I don't think you could jump to that conclusion.  There was certainly a significant portion that is part of the deal to be services  but it is not specifically tied to say the majority of services, no, I wouldn't go that far.

MARK MOSTICA (ph):  OK.  And then on to a question regarding Steve's comment on sales of newer products.  I think last quarter you mentioned that in the June quarter sales of the six new products were up 40 percent higher than the previous three quarters.  Could you give us a similar metric or the new -- for the new product sales this quarter?

STEVE SCHMIDT:  Not precisely, Mark , but the sales were not as good in the THIRD quarter as the second.  They're still strong.  The second quarter does tend to be a better period for new product introductions so I would characterize the third quarter as fairly similar in terms of those new products but just not quite as high as they were in the second quarter.

MARK MOSTICA :  OK.  And then the last question regarding your upgrade cycle for star products to the web-based platform and then following that for Accelerated Reader and Accelerated Math and other products next year, I am wondering, how do you plan to charge for that?

JOHN HICKEY:  Good question, Mark .  There  is a one-time setup fee that includes remote installation as well as data conversion from their  current platform to the new platform.  That is at $499 per -- if the school is an existing customer school.  And then as an on-going services package whereby they -- we will have our ESP's and various different services, remote diagnostic services in there, that is based on a per student basis which is approximately one dollar per student.

MARK MAROSTICA:  OK.  Now, other than this kind of one time -- the -- in the setup fee, do you end up going for new sales into some sort of a subscription model?

STEVE SCHMIDT:  That is actually the last part of that is that services package is an annual fee so that dollar per student would be an annual fee.

MARK MOSTICA (ph):  OK.  How about for a new customer?  Is there just the on-going services package or …

JOHN HICKEY:  There is an on-going services package and there is also a built-in access charge that is larger or very similar to the current package that they get about for about $1495.

MARK MAROSTICA (ph):  OK.  All right Thank you.  I'll turn it over.

OPERATOR:  Our next question is coming from Jerry Herman of Legg Mason.  Please go ahead with your question.

JERRY HERMAN (ph), LEGG MASON:  Hi, John, hi, Steve, just a follow-up question with regard to the visibility on the fourth quarter.  Maybe you can help us in terms of how you're accumulating that knowledge?  Is it a probability analysis?  I mean, the deferred revenue number wouldn't seem to reflect that the businesses is already booked but maybe you can just help us in terms of the confidence level in the fourth quarter coming up for from fruition.

JOHN HICKEY:  Well it’s like – anything which we look at, we look at the numbers as related to how many outstanding quotes we have and the readiness of those quotes to convert within a reasonable time period.  And so we look at the various channels which one of them obviously is the field sales channel.  The other one is our more traditional channel and they become somewhat of a predictor to orders.  I mean, actual revenue that is going to come in.  But generally, you know, when we get an order we ship within the 24 hour to 48 hour period so the variability is primarily at the quote level.

JERRY HERMAN (ph):  OK, great.  And with regard to the expectation, Steve, you mentioned you still hope you have a positive comparison for the full year on revenue.  That implies that the third quarter is probably up three percent plus.  To those numbers jive  with your thinking and then also with regard to '04, the low to mid-single digit growth is both EPS and in  revenues?

STEVE SCHMIDT:  Yes on both counts, Jerry , we realize we are going to have to have an improved fourth quarter in order to achieve this annual goal, but because of our confidence in the district pipeline coming to fruition to some extent, we feel reasonably confident in being able to achieve that in the fourth quarter and, yes, the low to mid-single digit growth guidance for next year is both revenue and earnings.

JERRY HERMAN (ph):  OK, great.  And then with regard to RenaissancePlace just by way of clarification and some of the timing issues involved there, would that based on the per student fee amount, is that -- is that amortized over the -- over the annual period is it front-loaded or will there be any major timing issues with regard to revenue recognition on that?

STEVE SCHMIDT:  Yes, it will be a typical subscription model that will be amortized essentially over the period of the subscription, which will usually be 12 months.

JERRY HERMAN (ph):  OK, great.  All right.  And you mentioned the tax rate on a go-forward basis should be slightly less than the 38 percent?

STEVE SCHMIDT:  Right.

JERRY HERMAN (ph):  Great.  I'll circle back.  Thanks, guys.

STEVE SCHMIDT:  Thanks, Jerry

OPERATOR:  Our next question is coming from Natalie Walrond ( with Pacific Growth Equities.  Please go ahead with your question.

NATALIE WALROND , PACIFIC GROWTH EQUITIES:  Thanks a lot I have a couple of questions for you.  First if we can get a little more detail following up on Mark's  questions on the district Wisconsin that slipped in the quarter.  I know you don't want to give a whole lot of detail but can you give us a scope in aggregate what the size was, what the dollar amount was that you think slipped in this quarter that you're thinking may come in the fourth quarter?

JOHN HICKEY:  Well, as we said, we are still standing by the fact that we believe we're going to be slightly up for the year so we expect the fourth quarter to be, you know, a very good positive quarter on the revenue side and the earnings side so the differential there would be as it relates to the district.

NATALIE WALROND (ph):  OK.  And that was the question because I understood your initial comments to be that that -- the district amount that slipped was partially going to make up for it but would not necessarily entirely make up for it and it sounds like that amount would be a -- enough to make up the difference?

JOHN HICKEY:  Well, it would be the lion's share, let's say.

NATALIE WALROND (ph):  OK.  OK.  Fair enough.  Then another question related to the district business that slipped.  It sounds like you are pretty confident that it is a delay and not a cancellation, but do you have a sense from your -- from your sales guys whether there is a possibility that it could be signed within smaller scope?  Do you know what I mean?

JOHN HICKEY:  No, we don't believe that's a possibility.

NATALIE WALROND (ph):  OK.  All right.  Then final -- I guess another question is the amount of sales that you're getting from district level sales large enough now for you to break it out as a percentage of revenue for us?

JOHN HICKEY:  I think that it is something that right at this point we're not prepared to do but we are looking at the metrics and things like that because it is an important component and that we're likely to do that in the future.

NATALIE WALROND (ph):  Great, OK.  Then the final question is, as you guys go out and are talking to districts and schools and teachers and various decision makers, can you give us -- are you been able to draw any conclusions about where people are looking for maybe a little bit of flexibility from you?  Does it tend to be in terms of pricing?  Are they sort of willing to say, well, we can come up with the amount but we want to get more products for that amount or additional services thrown in?  Where do you find people are trying to negotiate packages?

JOHN HICKEY:  I don't really -- I guess at this point say there are a lot of negotiations that we're seeing.  They are seeing that our solutions are very favorably priced and it is the right solution and they're very interested in it but the things slowing it down of course is the ability to tap into the right funds and our ability to have that happen quicker.  The whole district area just is a lot longer -- takes a lot longer than what we initially thought, but there is not really a negotiation kind of thing that we see.

NATALIE WALROND :  All right, thanks a lot.

OPERATOR:  Our next question is coming from Brandon Dobell  of Credit Suisse First Boston.  Please go ahead with your question.

BRANDON DOBELL , CREDIT SUISSE FIRST BOSTON:  Good afternoon, guys.  I want to focus on the district sales effort, also, from a couple of perspectives, one, if you could give us a little more color in terms of what the revenue recognition breakdowns might be for a typical contract.  You mentioned that services, not the majority of revenues but a good portion of it and the comments about deals getting pushed from Q3 to Q4, that would imply at least to me there is a descent portion that is kind of booked up-front as revenue in the quarter.

I want to get a better understanding kind of between products and services or consulting or software kind of how that might break out and if there is any kind of, you know, ratable portion of it or if it is all booked up-front and then kind of related to that cash flow wise what does the cash flow look like for you guys for this kind of product?  Is it a monthly installment, quarterly, all up-front from the districts and is there any kind of change in behavior from that perspective?  Thanks, guys.

JOHN HICKEY:  … Steve will answeR the last question.  The first part of it depends on the various product and solution we're offering.  If it is a standardSmaster solution it would tend to be all recognized over a 12 month amortized period because that is 100 percent subscription base.  As -- except for the scanners that might go along with it that might be booked up-front as hardware.  As it relates to some of the other solutions it depends.  It is a combination of certainly the software, the scanners or anything that goes with that and that traditionally at the first shipment that you do and then the rest of the services, the services packages is spread over the 12 months.

As a breakdown as a percentage of what tends to be how much in one bucket and how much is in another bucket, it really  depends on the solution but more and more you're going to see more on the services side than there was in the past because that's the total solution that we're providing that provides the additional on-going training and support that needs to get out there so that we get good implementation.  I think you're going to see more and more on that side.  Whether it is 50/50 or two-thirds, one-third, it is something in that range.  Steve?

STEVE SCHMIDT:  Sure, on the cash flow portion of your question, Brandon, typical district contracts we will actually spell out the payment dates throughout the contract but you can have somewhat variable cash flow than you would fromf smaller shipments all which are paid within 30 days or so.  But we generally have been successful in including terms that the schools -- school districts can live with that do allow for payments reasonably  quick.  Otherwise, you would see the DSO's  up considerably as we sign these district deals and I don't really expect that to happen.  They could bounce around a little bit more because of the district deals, but generally the payments should come in on a pretty timely basis.

JOHN HICKEY:  Just one clarification there.  When I said the two-thirds, one-third, two-thirds that would be primarily on the software side and then one-third on the services side.  I hope that helps, Brandon .

BRANDON DOBELL :  OK, that was very helpful, thanks a lot and then one final one if we could switch gears a little bit.  Maybe give us some more.  Can you guys give us some more detail what you guys see in Texas.  I know with the department – the Ed tech department shutting down and layoffs there and that kind of thing but also a pretty good year for them with social studies money out there, is the Ed tech deal a big deal for all of you?  Kind of – you know, a company  that’s similar to you guys or is it kind of a one time thing?  What kind of gives you the confidence going into '04 being there is exposure to Texas and California that things are going to get better is it just a budgetary issue or is there something else going on that we can look at to say, OK, Texas is going to be up materially from where it was in '03 or is it going to have a tough year again given that, you know, taxes are down or something like that.  Trying to get a little more color on what you guys see on the ground.

STEVE SCHMIDT:  I think the expectation was that Texas will be relatively difficult for a bit.  We're not basing any of our outlooks on significant bounce-back in that particular state.  I think we're likely to see some weakness there.

BRANDON DOBELL :  OK, thanks a lot.  I'll turn it over.

OPERATOR:  Thank you.  Our next question is coming from Howard Block  of Banc of America Securities.  Please go ahead with your questions.

HOWARD BLOCK , BANC OF AMERICA SECURITIES:  Thank you.  Good afternoon, everybody.  The first question, the G&A guidance after the second quarter call should we expect it to return to closer to the first quarter level which represents expected normal run-rate.  It appears as though it came in significantly below that guidance.  Is that correct and, if so, what's -- what is the run-rate, I guess?

STEVE SCHMIDT:  I wouldn't characterize it as significantly below.  I think it is in the range that we expected, perhaps the lower end of the range, but we continue to watch costs as carefully as we can.  If we can identify cost savings opportunities, we're going to pursue them.  But this is well within the range that I think we predicted.

HOWARD BLOCK:  OK.  So is this -- is this level here, is this still the low-end of the perspective sort of the run-rate?

STEVE SCHMIDT:  I would say so, yes.

HOWARD BLOCK :  OK.  And then, why is the second quarter necessarily a better period for a product introduction?

JOHN HICKEY:  Well, it's probably the most important area as to the schools, at least at the school level are putting together their plan for the third quarter or for later in the year.  So it's kind of a decision-making time, not necessarily, you know, a shift but they'll make decisions for what they will need to do in the third quarter.

HOWARD BLOCK :  OK, so then should the fact that you have so many new products – do you sort of miss an opportunity if they once sold well in the second quarter?  Do we need to wait to Q2 ‘04 to see those new products sell well?

JOHN HICKEY:  Well, it depends on the products.  I mean, if they have made a decision this is theoretically they made the decision to kind of not go forward in the third quarter, then they may in fact made that decision as it relates to the fourth quarter or maybe start it again in the following year and the beginning of the second half of the school year.  But traditionally to answer the question, during the period from March through, let's say, the end of May is a very important time for schools to make decisions on what they want to incorporate into the next school year.

HOWARD BLOCK :  OK.  And then the sales and marketing growth has been pretty modest year-over-year even with the addition of 30 some odd -- what I would consider relatively highly paid professionals.  Are you cutting costs elsewhere to enable you to maintain that margin?

STEVE SCHMIDT:  As we have discussed on prior conference calls, we have gained some cost-efficiencies on the marketing side as well as having made some moves almost a year ago now I guess nine months ago to consolidate some things on the inside sales group, inside sales effort, which has helped to offset the higher costs of the field sales, sales group.  I think we have seen that trend the last several quarters.

HOWARD BLOCK :  So when you say efficiencies abstractly, you're talking specifically to head cut – head count reduction or are there other efficiencies?

STEVE SCHMIDT:  There were some minor head cut reductions but other efficiencies as well particularly on marketing side where we found more cost I recollected effective way to go to market.  Electronic media, for example, to do as much printing as we used to do and some other similar kinds of projects.

HOWARD BLOCK :  And then, Steve, in terms of the DSO's, they are down a little bit year-over-year but the sequential change was more severe than we have seen in a long time if not ever and I know there is seasonality in the business but there has always been seasonality so is there some reason why the sequential increase from 2Q to 3Q was so severe this year relative to prior year?

STEVE SCHMIDT:  I think we had some really pretty incredible collections in the second quarter so we're coming off a period where accounts receivable was very low and collections had been really good in the second quarter so obviously there is not as much receivables to collect in the third quarter which hurt cash flow.

HOWARD BLOCK:  OK.  And then you said there is a benchmark, I believe you said a 41.  Is that still even with the lower levels recently?  Is that still the benchmark?

STEVE SCHMIDT:  I guess I didn't mean that that is our target or benchmark but just that measurement point.  It was 41 days last year in the third quarter.

HOWARD BLOCK :  I see.  Then just in terms of we didn't get a cash flow statement yet but the revenue levels were roughly the same year-over-year, DSO's were down only a modestly but yet the operating cash flow was down significantly.  So is there something else in there that explains the reduction in cash from operation?

STEVE SCHMIDT:  Yes, it gets back to how -- it gets back to receivable level at the end of the second quarter being significantly lower.

HOWARD BLOCK :  All right.

STEVE SCHMIDT:  We had less receivables going into the quarter to collect.

HOWARD BLOCK :  OK.  And then just lastly and then if there is still time I'll go back into the queue.  If you look at your expectation for slight growth for the year, if you're able to achieve that slight growth, which obviously is pointed out needs to be three to four percent in the fourth quarter, is there a certain product mix that you are anticipating and -- in terms of some of these newer products and some of the higher price products like Read Now being in that quarter driving that modest growth and, if so, what are the implications on a year-over-year basis for the gross margin?  Or maybe more easily asked, is the product mix change going to have a significant affect or a measurable affect on the gross margin as we compare it to last year?

STEVE SCHMIDT:  No, we don't expect it to, Howard .  It is possible if we're successful on bringing in the district deals that Math will be a -- that math will be a large component of several of those deals so you could have a little bit of a higher scanner revenue but I'm fairly confident that margins will remain in line with what we have seen in the last couple of quarters.

HOWARD BLOCK :OK.  Thanks for your patience.

OPERATOR:  Our next question is coming from Trace Urdan  of Think Equity.  Please go ahead with your question.

TRACE URDAN  THINK EQUITY:  Good afternoon.  I wondered if you could maybe elaborate a little bit on the nature of the sale at the district level as it stands right now.  Are you finding that, you know, the districts are looking to sort of deploy across all their schools because they're familiar with the product, are they choosing a few schools with the idea of extending to more?  Can you give any kind of color how that goes or is it sort of different every place?

STEVE SCHMIDT:  I think it is different.  Every district has different objectives that they're talking to us about.  We're certainly seeing opportunities for district-wide, full implementations of a reading or math solution, but we also are talking to districts that perhaps want to try it in a few schools or throughout the schools perhaps they're using our products already and they want to implement the products in their remaining schools.  So I think every deal is fairly unique.

JOHN HICKEY:  I do think though, Trace, our new  product, Renaissance Place and the fact that it is a district-wide solution so that you can do multiple buildings certainly plays directly in our role what we're doing with the district sales group.  So it is something that today we believe is hitting the districts right where they really have the need.

TRACE URDAN :  Sure.  Is it I guess the following question I think I can anticipate the answer but I'll ask anyway, is there an average deal size that you can point to at this point for the district sales effort?

STEVE SCHMIDT:  There really isn't.  The potential deals are everything from relatively small to multi-million dollars.

TRACE URDAN :  OK.  So we don't know whether the delayed deals are the small ones or the multi-million dollars?  Okay.  The last question I just had was and I apologize if this is public information already, but can you tell us what percentage of your revenue typically comes from California and Texas?

STEVE SCHMIDT:  We disclosed that in the 10-K every year.  California is the largest state and Texas number two, but I think you can refer to the 10-K for the precise numbers.  We don't do it on a quarterly basis.

TRACE URDAN :  OK.  Will do, thank you.

OPERATOR:  Once again if you do have a question, you may press the number one followed by four on your touch-tone telephone at this time.

Our next question is a follow-up coming from Mark Marostica  from Piper Jaffrey.  Please go ahead.

MARK MOSTICA :  Yes, thank you.  I just wanted to follow up on your comment of achieving or targeting to achieve slight growth of revenue earnings or fiscal '03.  I'm wondering if your comment related to earnings growth would include the tax benefit that you realized this quarter?

STEVE SCHMIDT:  I guess it does, Mark (ph), and we're certainly hoping to be able to grow it by enough where we can say we grew it even without that tax benefit but at this point I guess we're talking about just the numbers as reported.

MARK MOSTICA :  OK.  And then one other question a follow-up to my previous question about the upgrade of the STAR products.  How quickly will your base of customers upgrade to the new platform for the STAR products or is it just a case of you flipping a switch and I know it is not ever that easy but is it a case of where you're requiring customers to switch to the new platform or is it a process of their making a decision to do it?  I think you can kind of see where I'm going.

JOHN HICKEY:  Yes, it is more the latter.  It is a new platform, 100 percent new code completely.  It is something that is certainly meant for multiple building meaning it is meant for districts.  Just by the nature the districts have to make that decision or be involved in that decision together with the various building will make it something that happens over time.  Certainly some districts are very excited about it immediately.  Probably but for the most part they will have to think about it, study it and then make their decision.

MARK MOSTICA :  Got you.  Thanks.  I'll turn it over.

OPERATOR:  Thank you.  Our next question is a follow up coming from Jerry Herman  of Legg Mason.  Please go ahead.

JERRY HERMAN :  Thanks again, guys.  Just a clarification on that last question, With regard to the fourth quarter, the implication would be your earnings would be up as well in the fourth quarter, correct?

JOHN HICKEY:  If we achieve the revenue goal being up, it’s very likely revenue earnings will be up, too, right.

JERRY HERMAN :  That's what I thought.  And then just sort of a strategic over question the given the fact that your model is changing your legacy has been in the classroom, in the school.  John, have you noticed that your competitive set has changed at all or can you offer some metrics on things like win rate or specifically besides budget, what are the other stumbling blocks that you guys are experiencing in the transition?

JOHN HICKEY:  Well, I would say that we don't see as we said before, we don't see the competitive threat directly tied to most of our products.  There is a couple that maybe there are some competitors out there but in general I would say the competitive threat is not an issue that we are really concerned with.  It is one that we're always watching of course but it is not one that is our major concern with.  You have to keep in mind a lot of the district initiatives that we have done, getting the right staff people is relatively new.  I mentioned in my comments it is really relatively new.Many have only been with us for five months.  We have added 11 new people in the last three months even though we announced last quarter we brought some in so there have only been three or four new ones since that time.  But it is all relatively new in that process even though these are very experienced people and it takes time for them to build a relationship with our products similar to what they have done in the past.  So the model, we think is very predictive going forward, the number of meetings, the number of quotes going forward and it does take a little more time than you might otherwise think.

JERRY HERMAN :  So I guess time is the major stumbling block besides sort of the budgetary issues in your opinion?

JOHN HICKEY:  Yes, I think timing is -- it is a process there and maybe it is X number of months to get there.  It may take a year or so.  But as long as you're proceeding on the right course and you know you're on the right path that kind of builds your confidence level.

JERRY HERMAN :  OK, great, great.  Thanks, guys.

OPERATOR:  Our next question is coming from Howard Block of Banc of America Securities.  Please go ahead.

HOWARD BLOCK :  Thank you.  John, I was wondering if you might just sort of help characterize what a typical large district contract may look like in terms of the products and maybe give us a sense of what the prices are on those products just not that I hold you to that contract but just trying to understand what the profile of these contracts may look like and it may help us understand so that the assembly in the products of the contract and how they're priced.

JOHN HICKEY:  Well, it depends on what solution if we say a math solution, you're going to have a component whereby you'll provide on-going support to help them up-front with the software.  You're going to have people -- there is going to be a training services component of training that is going to be done over a series of time both on-site and as distance.  So, you traditionally are going to see anything from per building $15 to $20,000 it could be as high or -- or slightly less, but something in that range.  And, then that scales, you know, if you're 10 buildings or 20 buildings or you’re 100 buildings, it scales quite nicely, that point onwards.

It varies on different products like StandardsMaster is a per student charge.  It varies from between $3 and $5, depending on if you bought language arts, the math, the reading and that's based on a per student.  So, if you get a situation where you have 20 students, you know this, 20,000 students obviously have $5 of a $100,000 package.  Then you add on top of that, there is training on-site, various training in the distance, and so you can probably say as I said before, maybe a third of that on the services side so all of a sudden you're up to $130,000.

Hopefully that will give you kind of an idea.

HOWARD BLOCK :  Yes, that is helpful but, in terms of that $15 to $20,000 per building under the math solution contract, was that all in training support and product?

JOHN HICKEY:  Yes.

HOWARD BLOCK :  And you thought …

JOHN HICKEY:  That would be a typical kind of good solution, $15, $20,000 for a math solution per building.

HOWARD BLOCK :  Okay.  Great.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Natalie Walrond , a follow up, of Pacific Growth Equities.  Please, go ahead.

NATALIE WALROND :  Hi.  Thanks a lot.  I actually wanted to go back to Jerry's  question and ask for a little bit more detail and I just want to make sure that I understand, you know, how you guys think about it.  If you look at your plans for, for district level selling and if you think about how you feel the company is changing to include this kind of new selling model.  Can you give us a sense of how you think about the current plan for how many people you want to hire, what the target mix might be for revenues, say, five years from now between district level sales versus sort of the grass root selling that you have typically done, you know how much – how much – what's your expectation is for how long it actually takes an experienced salesperson to ramp-up?  Do you sort of start off and say, here's your quota.  Here's how you're inserting you and here is how we expect you to achieve that in six months and 12months and 18?  Can you give us a little sense of, you know what the first day looks like in for a sales person?

JOHN HICKEY:  I think there is a lot of a question in there, Natalie .  I think, I can answer some of them of certainly.  I think there is a pattern.  Certainly of the traditional salesperson that comes in with experience and how long it takes them to get up to speed versus someone who comes along with a little less experience.  But I think you can think in terms of maybe it is a 12 to 18 month cycle before they start seeing the kind of success that you would normally expect them to see.  It takes a long time to get up to speed – with the various products and solutions that we have and to make the contacts aware of the fact that they're now selling to someone else or someone new.  Keep in mind that all of that people that we have hired are very experienced though.

NATALIE WALROND :  OK.  And then how many salespeople do you see the firm going to right now?

JOHN HICKEY:  Now, that's something that we haven't disclosed and we're not prepared at this point to do that.  We are continuing to hire.  We have offers out as we're speaking.  We're continuing to aggressively expand so we're at 36 now.  As I mentioned previously, we did in the last 90 days bring on-board 11 new people and so that process is still aggressively looking upward, not downward.

NATALIE WALROND :  OK.  OK.  Can you give us a little bit of detail about how you -- what the incentives compensation looks like for them, what quotas are set as, how they think about the commission?

JOHN HICKEY:  I really wouldn't be prepared to give you the specifics.  They are on commission and commission is an important -- very important component of their compensation.  I think anything more than that would be too -- too much specifics.

NATALIE WALROND :  OK, thanks a lot.

OPERATOR:  There are no further questions at this time.  I'll turn the floor back over to Mr. Hickey for any final remarks.

JOHN HICKEY:  Thank you.  Despite the current market conditions, Renaissance Learning has stayed true to its mission and strategy and continues to invest aggressively in various initiatives while maintaining solid profitability.  We feel that we are – that as we emerge from the current, difficult market conditions, Renaissance Learning will be poised for further growth and leadership in accelerating learning.  Thank you for joining us and we will talk to you again in late January.

OPERATOR:  Thank you.  This does conclude today's teleconference.  You may disconnect your lines at this time and have a wonderful day.

END